Exhibit 99.1

United Security Bancshares, Inc. Reports 2011 Results

THOMASVILLE, Ala.--(BUSINESS WIRE)--March 16, 2012--United Security Bancshares, Inc. (Nasdaq: USBI) today reported a net loss attributable to USBI of ($9.1 million), or ($1.51) per diluted share, for the twelve months ended December 31, 2011, compared with a net loss attributable to USBI of ($3.2 million), or ($0.53) per diluted share, for the 2010 fiscal year. Net loss attributable to USBI for the fourth quarter of 2011 was ($9.5 million), or ($1.58) per diluted share, compared with a net loss attributable to USBI of ($6.5 million), or ($1.08) per diluted share, for the fourth quarter of 2010.

“United Security has completed a difficult period for the Company in the fourth quarter of 2011. However, our growth in net interest income and higher non-interest income for the quarter ended December 31, 2011, is one of the Company’s fundamental strengths,” stated James F. House, President and CEO of United Security Bancshares, Inc. “We also made solid progress in reducing problem assets that will be key to improving our earnings performance in the future.”

“Our management team has made a concerted effort to identify and recognize problem loans across our system, and we believe that we have taken appropriate charge-downs and impairments to recognize these liabilities. We are pleased to report that our non-performing loans are down over 18% to $18.8 million compared to the third quarter of 2011. Our 90-day past due loans declined from $3.1 million at September 30, 2011 to $2.3 million at year-end, and we strengthened our reserves for loan losses during 2011. Other real estate owned (OREO) declined to $16.8 million at the end of the fourth quarter 2011 due to real estate sales and write-downs that more than offset new additions to OREO. This was the fifth consecutive quarterly decrease in OREO. The Bank’s liquidity position is extremely strong compared to industry standards.”

“Our loss for the fourth quarter and 2011 was primarily due to higher charge-offs and write-downs of OREO to reflect the continuation of the soft real estate market. In addition, our fourth quarter and 2011 results included a $4.1 million non-cash write-off of goodwill. The goodwill impairment charge was an accounting adjustment as required by FASB Codification 350 - Goodwill and Other Intangible Assets. It is important to note that the write-off of goodwill is a non-cash charge and does not affect our cash flows, liquidity, tangible book capital, regulatory capital or regulatory capital ratios. Similarly, it will not affect United Security’s future operations,” continued Mr. House.

Twelve Month Results

For the year ended December 31, 2011, net loss attributable to USBI was ($9.1 million), or ($1.51) per diluted share, compared with ($3.2 million), or ($0.53) per diluted share, for the year ended December 31, 2010. The 2011 results include the $4.1 million non-cash write-off of goodwill.

Total deposits rose 4.7% in 2011 to $527.1 million, compared with $503.5 million at year-end 2010. “We are pleased that our strong balance sheet continued to attract new deposit accounts,” stated Mr. House. “We are also pleased to report that our capital remains above the ‘well-capitalized’ guidelines, the highest regulatory rating. We have maintained our high regulatory rating without government loans and remain focused on protecting our capital base for our shareholders and depositors.”

Net interest income rose to $35.3 million in 2011, compared with $34.8 million in 2010. The increase in net interest income was due primarily to an increase in net interest margin to 6.17% in 2011, compared with 5.83% in 2010. The growth in 2011’s net interest margin resulted primarily from a lower cost of funds compared with 2010.

Provision for loan losses declined to $18.8 million in 2011, or 4.63% annualized of average loans, compared with $19.1 million, or 4.64% annualized of average loans, in 2010. Net charge-offs totaled $17.5 million in 2011, compared with $8.2 million in 2010.

Non-interest income declined to $8.7 million in 2011, compared with $10.2 million in 2010, primarily due to the inclusion of a $4.2 million insurance settlement in the 2010 results.

Non-interest expense rose to $40.3 million in 2011, compared with $32.1 million in 2010. The increase was due primarily to a $2.9 million increase in impairment costs on OREO and the $4.1 million non-cash goodwill impairment.

Fourth Quarter Results

United Security reported a net loss attributable to USBI of ($9.5 million), or ($1.58) per diluted share, for the fourth quarter of 2011, compared with a net loss attributable to USBI of ($6.5 million), or ($1.08) per diluted share, for the fourth quarter of 2010. The 2011 fourth quarter’s results include the $4.1 million non-cash write-off of goodwill.

Interest income totaled $10.6 million in the fourth quarter of 2011, compared with $11.0 million in the fourth quarter of 2010. The decrease in interest income was due primarily to lower interest earned on loans and securities due to a decline in average loans and securities for the quarter.

Interest expense declined 24.1% to $1.6 million in the fourth quarter of 2011, compared with $2.2 million in the fourth quarter of 2010. The decline in interest expense was due primarily to lower average rates paid on interest bearing deposits.

Net interest income was up 1.7% to $9.0 million in the fourth quarter of 2011, compared with $8.8 million in the fourth quarter of the prior year. The increase in net interest income resulted from a lower cost of funds compared with 2010, as was reflected in the improvement in the net interest margin rising to 6.13% in the fourth quarter of 2011, compared to 5.83% in the fourth quarter of 2010.

Provision for loan losses was $13.6 million in the fourth quarter of 2011 compared with $12.3 million in the fourth quarter of 2010. Net charge-offs totaled $6.6 million in the fourth quarter of 2011, compared with $1.2 million in the fourth quarter of 2010.

Total non-interest income was $3.7 million in the fourth quarter of 2011, compared with $2.2 million in the fourth quarter of 2010. The growth in non-interest income was primarily due to the $2.1 million gain on sale of investment securities recognized in the fourth quarter of 2011.

Non-interest expense increased to $14.1 million in the fourth quarter of 2011, compared with $9.4 million in the fourth quarter of 2010. The increase was due primarily to a higher level of impairment of OREO and the $4.1 million non-cash goodwill impairment charge.

“Our entire team is focused on improving future earnings while maintaining our high level of customer service,” continued Mr. House. “Our near-term outlook remains cautious, since new loan demand is weak due to the soft real estate market. In the interim, our goal is to reduce the higher than normal level of non-performing loans and OREO as key drivers to improving future profitability. We believe that these strategies will be an important part in our success in building long-term shareholder value,” concluded Mr. House.

About United Security Bancshares, Inc.

United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. With respect to the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
		(Restated)		(Restated)
INTEREST INCOME:
Interest and Fees on Loans	$9,365	$9,486	$37,064	$38,086
Interest on Investment Securities	1,231	1,486	5,282	6,742
Total Interest Income	10,596	10,972	42,346	44,828

INTEREST EXPENSE:
Interest on Deposits	1,518	1,729	6,260	7,600
Interest on Borrowings	127	438	759	2,473
Total Interest Expense	1,645	2,167	7,019	10,073

NET INTEREST INCOME	8,951	8,805	35,327	34,755

PROVISION FOR LOAN LOSSES	13,626	12,320	18,802	19,131

NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES	(4,675)	(3,515)	16,525	15,624

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	719	798	2,888	3,061
Credit Life Insurance Income	348	347	924	939
Other Income	2,681	1,093	4,916	6,166
Total Non-Interest Income	3,748	2,238	8,728	10,166

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,253	3,203	14,491	13,765
Occupancy Expense	460	439	1,922	1,860
Furniture and Equipment Expense	331	323	1,282	1,260
Impairment on Other Real Estate Owned	2,548	1,895	6,390	3,538
Goodwill Impairment	4,098	-	4,098	-
Loss on Sale of Other Real Estate	771	1,675	1,607	1,675
Other Expense	2,648	1,904	10,497	10,024
Total Non-Interest Expense	14,109	9,439	40,287	32,122

LOSS BEFORE INCOME TAXES	(15,036)	(10,716)	(15,034)	(6,332)
BENEFIT FROM INCOME TAXES	(5,547)	(4,247)	(5,958)	(3,026)
NET LOSS	$(9,489)	$(6,469)	$(9,076)	$(3,306)
Less: Net Loss Attributable to Noncontrolling Interest	-	-	(1)	(125)
NET LOSS ATTRIBUTABLE TO USBI	$(9,489)	$(6,469)	$(9,075)	$(3,181)
BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO USBI PER SHARE	$(1.58)	$(1.08)	$(1.51)	$(0.53)

DIVIDENDS PER SHARE	$0.00	$0.11	$0.04	$0.44

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2011 AND 2010
(Dollars in Thousands, Except Per Share Data)

	2011	2010
		(Restated)
ASSETS
Cash and Due from Banks	$9,491	$10,330
Interest-Bearing Deposits in Other Banks	43,306	3,201
Total Cash and Cash Equivalents	52,797	13,531
Investment Securities Available-for-Sale, at fair market value	122,171	135,877
Investment Securities Held to Maturity, at cost	1,170	1,210
Federal Home Loan Bank Stock, at cost	2,861	5,093
Loans, net of allowance for loan losses of $22,267 and $20,936, respectively	381,085	387,478
Premises and Equipment, net of accumulated depreciation of $17,190 and $19,372, respectively	9,049	16,609
Cash Surrender Value of Bank-Owned Life Insurance	12,922	12,499
Accrued Interest Receivable	3,958	5,110
Goodwill	-	4,098
Investment in Limited Partnerships	1,456	1,766
Other Real Estate Owned	16,774	25,632
Other Assets	17,567	12,836
Total Assets	$621,810	$621,739

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Demand, Non-Interest-Bearing	$59,119	$54,492
Demand, Interest-Bearing	122,754	116,533
Savings	58,148	49,891
Time, $100,000 and over	135,708	126,383
Other time	151,344	156,231
Total Deposits	527,073	503,530
Accrued Interest Expense	790	2,235
Other Liabilities	7,383	10,481
Short-Term Borrowings	356	971
Long-Term Debt	20,000	30,000
Total Liabilities	555,602	547,217
Shareholders’ Equity:
Common stock, par value $.01 per share; 10,000,000 shares authorized; 7,322,560 shares issued; 6,015,737 shares and 6,011,012 shares outstanding for 2011 and 2010, respectively	73	73
Surplus	9,258	9,233
Accumulated other comprehensive income, net of tax	3,005	3,411
Retained earnings	75,091	84,408
Treasury stock, 1,306,823 and 1,306,548 shares at cost for 2011 and 2010, respectively	(21,208)	(21,205)
Noncontrolling Interest	(12)	(1,398)
Total Shareholders’ Equity	66,208	74,522
Total Liabilities and Shareholders’ Equity	$621,810	$621,739

CONTACT:
United Security Bancshares, Inc.
Robert Steen, 334-636-5424